Exhibit 10.8

Technical Service Agreement

Party A: Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si
Party B: Guoqiang Zhan (ID No.)

Both parties agree to come to an agreement that Party B shall provide the technical service to Party A as follows.
1.	Technician
1-1 Party B will send 5 technicians to Shan Xi, Xi An, on the 1 st day of October, 2005.
1-2 The technicians willing to work in Xi An for Party A.
2.	Applicable Law
The technicians shall be managed by Party A and relevant laws of People’s Republic of China.
3.	Service Fee
Party A shall pay Party B 877,500 freely tradable common shares of DKDY. Party A will not responsible for any technician’s salary.
4.	T raveling Expenses
Party A will not responsible for the traveling expenses of the technician.
5.	Obligations and Rights
During the period of this agreement, Party A agrees to:
5-1 provide accommodation for the technicians for free;
5-2 provide the transportation to work for the technicians for free;
5-3 provide necessary protections and tools for the technicians for free;
5-4 provide necessary facility and stationary for the technicians for free;
5-5 provide basic medical services and facilities for the technicians for free, but not including dental, vision.
6.	Holiday
The technicians are entitled to all statutory holidays and 30 days annual leave with full pay during the period.
7.	Emergency Leave
The technicians are entitled to 10 days of emergency leave.
7-1 Party A neither responsible for technician’s traveling expense nor the service fee;
7-2 Party B shall fill the vacancy of the position due to the leave of the technician and take the corresponding expense;
7-3 Technician can not continue to work due to the Party A during the period of this agreement, Party A agrees to pay the technician at a reasonable rate. Party A agrees to pay the technician of 3 month’s service fee and shoulder the cost of repatriation if termination by Party A.
8.	Accident and Injury
8-1 Party B agrees to replace the technician if he disables to perform duties because of illness, accident or injury for a period of 2 months, and shoulder the cost of repatriation and filling the vacancy.
      8-2 Party A agrees to shoulder the compensation and corresponding expense in accordance with current labor laws if the technician’s death or disability due to the work.
9.	Miscellaneous
Other issues not addressed hereunder shall be resolved under the principle of negotiation and compromise by both parties. Any dispute arising from performing this agreement shall be submitted to the Arbitration Commission of China in accordance with the current laws.
10.	Effectiveness
This agreement is effective on October 1 st 2005, the term of this agreement is 1 year and the renewal will be discussed by both party after the termination.
11.	This agreement shall have two versions and each of them has the same effect.

Party A: Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si

/s/ Ming Lei
Ming Lei

AGREED TO AND ACCEPTED AS OF SEPTEMBER 20, 2005:

Party B: Guoqiang Zhan (ID No.)

/s/ Guoqiang Zhan
Guoqiang Zhan